SED International Announces Third Quarter 2012 Financial Results

Company Reports Net Income of $449,000; Maintains Profitability in 10 of Last 11 Quarters

LAWRENCEVILLE, Ga. May 10, 2012 -- SED International Holdings, Inc. (Amex: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances, housewares and personal care products, today announced financial results for the Company’s third quarter and the first nine months of fiscal year 2012, the periods ended March 31, 2012.

Third Fiscal Quarter 2012 Financial Highlights

•	Quarterly net revenue was $138.7 million versus $155.7 million in last year's comparable period due primarily to an industry-wide disk drive shortage related to flooding in Thailand
•	Gross margin increased 100 basis points to 6.2%, or $8.6 million compared to 5.2% or $8.1 million in the comparable period last year due primarily to higher than normal sales prices on hard drives due to inventory supply constraints and higher margins earned on small appliances
•	Operating income was $0.8 million compared to operating income of $1.6 million in the comparable period last year. This decrease was primarily attributable to operating and startup expenses for the New Jersey location which opened in fiscal 2012
•	Net income was $0.4 million, or $0.09 per diluted share. This compared to net income of $1.1 million, or $0.21 per diluted share, in the comparable period last year
•	EBITDA* was $1.1 million compared to $1.8 million in the same period last year
•	As of March 31, 2012 cash and cash equivalents were $7.3 million, net trade receivables were $61.0 million, net inventories were $64.4 million and working capital was $22.5 million
•	SED’s Return on Invested Capital, or ROIC, for the third quarter of fiscal 2012 was 5.1%
•	Shareholders’ equity at the end of the quarter was $26.3 million, or $5.27 per diluted share

“We maintained our profitability despite a challenging economic environment in which we experienced a softer than anticipated top-line and continued to invest in strategic growth initiatives,” said Jonathan Elster, president and chief executive officer of SED International. “The residual effects of the hard drive shortage due to the flooding in Thailand continued to affect availability of certain hard drives, accounting for nearly all of the decline in our revenues and resulting in higher overall gross margins. Also during the quarter, the housewares, small appliances, and personal care product categories, strengthened through our recent acquisition, delivered double digit revenue growth and represent an important opportunity for us to increase our profit margins over time.”

Third Fiscal Quarter 2012 Financial Results

Net revenue for the three months ended March 31, 2012 decreased $17.0 million, or 11%, to $138.7 million from $155.7 million in last year's comparable period, primarily due to the hard drive shortage. Gross profit was $8.6 million, or 6.2% gross margin, compared to $8.1 million, or 5.2% gross margin in the comparable period last year. Total operating expenses were $7.8 million for the quarter ended March 31, 2012 compared to $6.5 million for the year-ago period. Operating expenses as a percentage of sales were 5.6% compared to 4.2% in the year-ago period. Selling, general and administrative expenses for the third quarter were $7.9 million or 5.8% of revenue, compared to $6.5 million, or 4.2% of revenue, for the year-ago quarter.

The Company reported operating income of approximately $0.8 million in the third quarter compared to operating income of $1.6 million in the third quarter last year. Net income was $0.4 million, or $0.09 per basic and diluted share compared to net income of approximately $1.1 million, or $0.23 per basic and $0.21 per diluted share, in the year-ago period. For the third fiscal quarter of 2012, adjusted EBITDA*, a non-GAAP measure, was approximately $1.1 compared to approximately $1.8 million in the prior year third quarter.

Mr. Elster continued, “During the quarter, we made good progress in strengthening our infrastructure for continued future growth. SG&A expenses increased primarily as a result of our recently acquired business in the Northeast U.S., which gives us an exceptional platform to expand our services to new customers and service existing customers in this region more quickly, cost-effectively and efficiently. We recently announced the introduction of a new credit program to increase credit availability into the channel that is intended to make it even easier for customers to do business with us, and though early, initial progress reports are encouraging. SED has a strong foundation and we are focused on becoming the distributor of choice and top supplier to our targeted market segments building on our already responsive, efficient and customer focused organization. We are optimistic about our future growth opportunities and remain committed to managing our cost structure, optimizing our working capital levels, and driving our ROIC to significantly higher levels.”

Year-to-Date Fiscal 2012 Results

Net revenue for the nine months ended March 31, 2012 was $445.4 million compared to $454.4 million for last year's comparable period. For the nine months, gross profit increased to $29.8 million, or 6.7% gross margin, compared to gross profit of $24.4 million or 5.4% gross margin in last year's same period. Total operating expenses were $26.2 million, or 5.9% of revenue for the nine months ended March 31, 2012 compared to $20.5 million, or 4.5% of revenue for the year-ago period. Operating income was $3.5 million compared to operating income of $3.9 million in the same period last year. Net income was $3.4 million or $0.70 income per basic and $0.69 per diluted share, which included a gain on acquisition of $1.3 million related to the ABL acquisition, compared to net income of $2.7 million, or $0.58 per basic and $0.54 per fully diluted share in the year ago period.

For the first nine months of fiscal 2012, non-GAAP adjusted EBITDA* was approximately $4.3 million compared to approximately $4.5 million in the same period last year.

The Company generated approximately $8.0 million in operating cash flow in the period ended March 31, 2012 compared to cash used by operations of $16.9 million in the period ended March 31, 2011. Cash and equivalents were $7.3 million as of March 31, 2012 compared with $4.8 million as of June 30, 2011. Borrowings outstanding under SED’s revolving credit lines were $39.1 million as of March 31, 2012 compared with $38.4 million as of June 30, 2011. Shareholders’ equity was $26.3 million, or $5.34 per diluted share as of March 31, 2012 compared to $22.7 million, or $4.57 per diluted share as of June 30, 2011, an increase of 17%.

Conference Call

SED International management will host a teleconference and webcast today, Thursday, May 10, 2012 at 4:30 p.m. ET. Interested parties may participate in the conference call by dialing 1-877-941-8601 in the United States and 1-480-629-9762 internationally. For those unable to participate, an audio replay of the call will be available beginning approximately two hours following the conclusion of the live call through May 17, 2012. The audio replay may be accessed by dialing 1-877-870-5176 from the United States or 1-858-384-5517 internationally and entering access conference ID # 4536276.

The call also will be available as a live, listen-only webcast on the “Investor Relations” section of the SED International website at http://www.sedonline.com. Following the live webcast, an online archived webcast will also be available at the SED International website.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances, housewares, and personal care products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; New Jersey; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Safe Harbor

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the “Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

* Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided at the end of this press release.

The Company’s management believes that EBITDA represents a key operating metric for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and nine month periods ended March 31, 2012 and 2011 is included at the end of this press release.

Investor Relations Contact

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

- Tables Follow -

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2012	June 30, 2011
	(Unaudited)	(Note 1)

ASSETS
Current assets:
Cash and cash equivalents	$7,321	$4,751
Trade accounts receivables, less allowance for doubtful accounts of $699 and $783, respectively	61,044	64,335
Inventories	64,362	63,359
Deferred tax assets, net	642	443
Other current assets	7,737	6,617
Total current assets	141,106	139,505
Property and equipment, net	3,475	1,928
Intangible assets, net	294	—
Total assets	$144,875	$141,433

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$70,267	$70,681
Accrued and other current liabilities	9,191	9,581
Revolving credit facilities	39,138	38,430
Total current liabilities	118,596	118,692

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1.00 par value;129,500 shares authorized, none issued	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 7,104,043 shares issued and 4,970,207 shares outstanding at March 31, 2012 and 6,979,161 shares issued and 4,867,697 shares outstanding at June 30, 2011	70	70
Additional paid-in capital	70,945	70,648
Accumulated deficit	(26,726)	(30,112)
Accumulated other comprehensive loss	(3,219)	(3,171)
Treasury stock 2,133,836 shares and 2,111,464 shares, at cost	(14,791)	(14,694)
Total shareholders' equity	26,279	22,741
Total liabilities and shareholders' equity	$144,875	$141,433

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Net sales	$138,675	$155,731	$445,440	$454,360
Cost of sales	130,078	147,624	415,686	429,946
Gross profit	8,597	8,107	29,754	24,414

Selling, general and administrative expense	7,910	6,521	24,720	20,111
Depreciation and amortization expense	205	116	517	329
Foreign currency transaction (gain) loss	(295)	(88)	638	33
Acquisition-related costs	—	—	370	—
Total operating expenses	7,820	6,549	26,245	20,473
Operating income	777	1,558	3,509	3,941

Interest income	(40)	(10)	(42)	(37)
Interest expense	299	232	984	727
Gain on acquisition	(263)	—	(1,261)	—
Income before income taxes	781	1,336	3,828	3,251
Income tax expense	332	284	443	577
Net income	$449	$1,052	$3,385	$2,674

Basic income per common share:	$.09	$.23	$.70	$.58
Diluted income per common share:	$.09	$.21	$.69	$.54
Weighted average number of common shares outstanding:
Basic	4,923,000	4,589,000	4,851,000	4,616,000
Diluted	4,988,000	5,058,000	4,917,000	4,980,000

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended March 31,
	2012	2011
Operating activities:
Net income	$3,385	$2,674
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	517	329
Deferred tax assets	(199)	(67)
Stock compensation	297	268
Gain from acquisition	(1,261)	—
Provision for losses on trade accounts receivable	267	388
Changes in operating assets and liabilities, net of assets acquired:
Trade accounts receivable	2,761	(12,905)
Inventories	3,731	(8,915)
Other current assets	(1,150)	(3,190)
Trade accounts payable	(137)	5,195
Accrued and other current liabilities	(205)	(643)
Net cash provided by (used in) operating activities	8,006	(16,866)

Investing activities:
Purchases of equipment	(2,007)	(1,180)
Cash used in acquisition	(4,113)	—
Net cash used in investing activities	(6,120)	(1,180)

Financing activities:
Net borrowings under revolving credit facilities	708	20,843
Purchases of company common stock	(97)	(1,000)
Proceed from stock option exercises	—	169
Net cash provided by financing activities	611	20,012
Effect of exchange rate changes on cash and cash equivalents	73	37
Net increase in cash and cash equivalents	2,570	2,003
Cash and cash equivalents: Beginning of period	4,751	7,445
End of period	$7,321	$9,448

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (Unaudited)

(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2012	2011	2012	2011
Reconciliation of GAAP net income to Non-GAAP adjusted EBITDA is as follows:
GAAP net income	$449	$1052	$3,385	$2,674
Depreciation and amortization	205	116	517	329
Stock awards amortization (2)	68	103	297	268
Interest income	(40)	(10)	(42)	(37)
Interest expense	299	232	984	727
Income tax expense	332	284	443	577
Gain on acquisition (3)	(263)	–	(1.261)	–
Non-GAAP adjusted EBITDA	$1,050	$1,777	$4,323	$4,538

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP and our press release, which explains our use of non-GAAP measures.
(2)	Stock award amortization related to non-cash charges for stock awards.
(3)	Gain on the acquisition of the Lehrhoff assets recorded as a bargain purchase under ASC 805.

###